Exhibit 15.2

Our refDLK/744891-000001/23273360v1

Onion Global Limited

No.309 3-05 Huangfu Avenue Zhong

Tianhe District

Guangzhou City

Guangdong Province

People's Republic of China

June 27 2022

Onion Global Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Onion Global Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—10.E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-260131) that was filed on 8 October 2021, pertaining to the Company’s 2019 RSU Scheme.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP